Exhibit (a)(1)(I)

Bohai Leasing Extends Tender Offer for Avolon

Beijing | 13 August, 2015: Global Aviation Leasing Co., Ltd., a Cayman Islands exempted company (“Offeror”) and an indirect wholly-owned subsidiary of Bohai Leasing Co., Ltd., a limited company existing under the laws of the People’s Republic of China (“Parent”), today announced that it has extended the expiration of its tender offer to purchase 20% of the outstanding common shares of Avolon Holdings Limited (NYSE: AVOL), at a price of $26.00 per share in cash, to midnight, New York City time, at the end of the day on September 18, 2015, unless further extended.

In addition, the Investment and Tender Offer Agreement dated July 14, 2015 between Avolon, Parent and Offeror has been amended consistent with the parties’ previously announced execution of the Exclusivity Agreement on August 10, 2015.

All other terms and conditions of the tender offer remain unchanged.

Important Information

This communication is not an offer to purchase or a solicitation of an offer to sell common shares of Avolon Holdings Limited (“Avolon”). The solicitation and the offer to purchase common shares of Avolon has been made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Offeror and Parent have filed with the Securities and Exchange Commission (the “SEC”). In addition, Avolon has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.

AVOLON SHAREHOLDERS ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TENDER OFFER AND THE PARTIES THERETO.

Investors and shareholders may obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available), at the SEC’s web site at www.sec.gov or by contacting Avolon’s Investor Relations Department by e-mail at ir@avolon.aero

Note Regarding Forward-Looking Statements

This document includes forward-looking statements, beliefs or opinions, including statements with respect to Avolon’s business, financial condition, results of operations and plans. These forward-looking statements involve known and unknown risks and uncertainties, many of which are beyond our control and all of which are based on current beliefs and expectations about future events. Forward-looking statements are sometimes identified by the use of forward-looking terminology such as “believe,” “expects,” “may,” “will,” “could,” “should,” “shall,” “risk,” “intends,” “estimates,” “aims,” “plans,” “predicts,”

“continues,” “assumes,” “positioned” or “anticipates” or the negative thereof, other variations thereon or comparable terminology or by discussions of strategy, plans, objectives, goals, future events or intentions. These forward-looking statements include all matters that are not historical facts. Forward-looking statements may and often do differ materially from actual results. No assurance can be given that such future results will be achieved.

These risks, uncertainties and assumptions include, but are not limited to, the satisfaction of the conditions to the consummation of the proposed tender offer, the timing of completion of the proposed tender offer and the impact of the announcement or consummation of the proposed tender offer on Avolon’s relationships, including with employees, suppliers and customers. These and other important factors, including those discussed under “Item 3. Key Information—Risk Factors” included in Avolon’s Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission on March 3, 2015, may cause actual events or results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements contained in this document. Such forward-looking statements contained in this document speak only as of the date of this document. Offeror and Parent expressly disclaim any obligation or undertaking to update these forward-looking statements contained in this document to reflect any change in expectations or any change in events, conditions, or circumstances on which such statements are based unless required to do so by applicable law.

More detailed information about these and other factors is set forth in the Annual Report on Form 20-F which is available on the Avolon website, www.avolon.aero and has also been filed with the U.S. Securities and Exchange Commission.

ENDS

About Bohai Leasing Co., Ltd.

Bohai Leasing is a Chinese public company listed on the Shenzhen Stock Exchange, and is the only listed leasing company in China. Bohai owns a portfolio of world class equipment and transportation asset leasing companies and is a majority controlled subsidiary of the HNA Group of PRC (“HNA”). For more information, please visit Bohai’s website: www.bohaileasing.com/en/

About Avolon Holdings Limited

Avolon is an international aircraft leasing company, headquartered in Ireland, with regional offices in China, Dubai, Singapore and the United States. Avolon provides aircraft leasing and lease management services. At June 30, 2015, Avolon had an owned, managed and committed fleet of 260 aircraft serving 56 customers in 33 countries. See: www.avolon.aero

Bohai Contacts:

Jiawei Wang

Board Secretary’s Office

Bohai Leasing Co., Ltd

T: +86 10 5758 3682

E: jiawei-wang@bohaileasing.com

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